CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated October 12, 2016 with respect to the audited financial statements of Markham Woods Press Publishing Co, Inc. as of December 31, 2015 and 2014 and the related statements of income, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2015 and 2014. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

November 9, 2016